Exhibit 99.1

Stewart Reports First Quarter 2019 Results

HOUSTON, April 25, 2019 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported a net loss attributable to Stewart of $6.8 million ($0.29 per diluted share) for the first quarter 2019, compared to a net loss attributable to Stewart of $3.8 million ($0.16 per diluted share) for the first quarter 2018. Pretax loss before noncontrolling interests for the first quarter 2019 was $7.2 million compared to a pretax loss before noncontrolling interests of $3.3 million for the first quarter 2018.

First quarter 2019 results included:

  $3.5 million of net unrealized gains recorded in the title segment relating to changes in fair value of equity securities investments,
  $2.0 million of third-party advisory expenses related to the Fidelity National Financial (FNF) merger transaction included in other operating expenses within the ancillary services and corporate segment,
  $0.8 million of litigation expense related to a 2013 lender services acquisition included in other operating expenses within the ancillary services and corporate segment, and
  $0.7 million of office closure costs included in other operating expenses within the title segment.

First quarter 2018 results included:

  $2.3 million of third party advisory expenses recorded in other operating expenses in the ancillary services and corporate segment relating to the strategic alternatives review, and
  $2.2 million of net unrealized losses recorded in the title segment relating to changes in fair value of equity securities investments.

"In addition to preparing for the spring selling season, we continue to work through the ongoing regulatory approval process for our merger with Fidelity National," stated Matthew W. Morris, chief executive officer. "I remain thankful for the support and professionalism of our associates during the transaction process."

Merger Update
With respect to the proposed merger with FNF, we continue to work with FNF to respond to the Second Request of the Federal Trade Commission (FTC). FNF has also filed a new Form A application with the New York State Department of Financial Services, which disapproved a prior application with respect to Stewart Title Insurance Company, our New York domiciled title insurance underwriter. We will continue to respond to the FTC's Second Request and maintain discussions with all other necessary regulatory bodies to seek approval of the proposed merger.

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended March 31,
	2019	2018

Total revenues	398.5	437.2
Pretax loss before noncontrolling interests	(7.2)	(3.3)
Income tax benefit	2.4	1.3
Net loss attributable to Stewart	(6.8)	(3.8)
Net loss per diluted share attributable to Stewart	(0.29)	(0.16)

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended March 31,
	2019	2018	Change

Total operating revenues	376.1	422.4	(11)%
Investment income and other net gains	8.3	3.0	173%
Pretax (loss) income	(0.4)	5.1	(107)%
Pretax margin	(0.1)%	1.2%

Title operating revenues in the first quarter 2019 decreased compared to the prior year quarter as direct title and independent agency revenues decreased 13 percent and 9 percent, respectively. The segment's overall operating expenses in the first quarter 2019 declined $35.5 million, or 8 percent, compared to the prior year quarter, as combined employee and other operating costs decreased 7 percent and title loss expense decreased 17 percent. Excluding the effects of the changes in fair value of equity securities investments and the 2019 office closure costs, the title segment's pretax loss was $3.3 million in the first quarter 2019, compared to pretax income of $7.3 million in the first quarter 2018.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended March 31,
	2019	2018	Change

Non-commercial:
Domestic	107.4	115.7	(7)%
International	15.6	18.2	(14)%
Commercial:
Domestic	33.7	47.5	(29)%
International	4.5	4.1	10%
Total direct title revenues	161.2	185.5	(13)%

Non-commercial domestic revenues, which include revenues from purchase transactions and centralized title operations (primarily processing refinancing and default title orders), declined $8.3 million primarily as a result of a combined 10 percent decline in purchase and refinancing closed orders in the first quarter 2019 compared to the prior year quarter. The reduced orders were influenced by the decline in total home sales and mortgage lending during the first quarter 2019 as compared to the prior year quarter. Total commercial revenues decreased $13.4 million, or 26 percent, primarily due to fewer transactions during the first quarter 2019, compared to the first quarter 2018 which benefited from a few large portfolio transactions and carryover of some opened transactions from the fourth quarter 2017. First quarter 2019 domestic commercial fee per file increased 9 percent to approximately $9,600, primarily due to increased transaction sizes, while domestic residential fee per file increased 7 percent to approximately $2,300 as a result of the mix shift to more purchase transactions and home price appreciation. Total international title revenues decreased $2.2 million, or 10 percent, primarily driven by market conditions in Canada.

Gross revenues from independent agency operations declined in the first quarter 2019, compared to last year's quarter, primarily as a result of reductions in generally high agency volume states of Texas, New Jersey, Utah, Pennsylvania and California, partially offset by a revenue increase in the state of New York. The independent agency remittance rate in the first quarter 2019 was 17.9 percent, which was comparable to the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended March 31,
	2019	2018	Change

Total revenues	14.1	11.8	19%
Pretax loss	(6.8)	(8.4)	18%

First quarter 2019 segment revenues increased compared to the prior year quarter, primarily due to a $3.1 million revenue increase from search services. Excluding the non-operating charges noted above for the segment, the first quarter 2019 pretax loss would have been $4.0 million, an improvement of $2.1 million, or 34 percent, compared to the prior year quarter. Additionally, the segment's results for the first quarter 2019 and 2018 included approximately $7.5 million and $8.1 million, respectively, of net expenses attributable to parent company and corporate operations (including the non-operating charges).

Expenses
Employee costs for the first quarter 2019 declined 7 percent to $129.3 million from $138.8 million in the prior year quarter, primarily as a result of the decrease in average employee counts, which was principally related to volume declines in our direct title operations. As a percentage of total operating revenues, employee costs for the first quarter 2019 were 33.1 percent, compared to 32.0 percent in the prior year quarter, due to lower operating revenues in the first quarter 2019.

Other operating expenses for the first quarter 2019 decreased 4 percent to $77.2 million, compared to the first quarter 2018. This decrease was primarily due to the reduced outside search fees, consistent with the lower direct title revenues in the first quarter 2019, and lower professional fee expenses. As a percentage of total operating revenues, other operating expenses for the first quarter 2019 were 19.8 percent compared to 18.5 percent in the prior year quarter. Excluding the non-operating charges discussed above, the other operating expenses ratio in the first quarter 2019 and 2018 would have been 18.9 percent and 18.0 percent, respectively.

Title loss expense for the first quarter 2019 decreased $3.3 million to $15.7 million compared to $19.0 million in the first quarter 2018, primarily due to the Company's favorable claims experience. Title losses, as a percentage of title revenues, were 4.2 percent in the first quarter 2019 compared to 4.5 percent in the prior year quarter. We expect our title losses to remain in the range of 4.0 to 4.2 percent of title revenues for 2019.

Other
Net cash used by operations in the first quarter 2019 increased to $39.9 million, compared to net cash used of $28.9 million in the prior year quarter, primarily due to the higher net loss and increased payments of liabilities during the first quarter 2019.

Other comprehensive income in the first quarter 2019 improved to $13.8 million, compared to other comprehensive loss of $9.8 million in the first quarter 2018, primarily as a result of the net recovery of the market value of our debt securities investments, largely due to decreases in the overall interest rate environment, and favorable foreign currency exchange rate changes during the first quarter 2019.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended March 31,
	2019	2018
Revenues:
Title revenues:
Direct operations	161,247	185,512
Agency operations	214,863	236,854
Ancillary services	14,282	11,831
Total operating revenues	390,392	434,197
Investment income	4,724	4,704
Investment and other gains (losses) - net	3,403	(1,671)
	398,519	437,230
Expenses:
Amounts retained by agencies	176,494	195,207
Employee costs	129,256	138,822
Other operating expenses	77,155	80,267
Title losses and related claims	15,686	18,981
Depreciation and amortization	5,990	6,234
Interest	1,164	974
	405,745	440,485
Loss before taxes and noncontrolling interests	(7,226)	(3,255)
Income tax benefit	2,442	1,294
Net loss	(4,784)	(1,961)
Less net income attributable to noncontrolling interests	1,982	1,819
Net loss attributable to Stewart	(6,766)	(3,780)

Net loss per diluted share attributable to Stewart	(0.29)	(0.16)
Diluted average shares outstanding (000)	23,595	23,508

Selected financial information:
Net cash used by operations	(39,883)	(28,926)
Other comprehensive income (loss)	13,761	(9,847)

Monthly Order Counts:
Opened Orders 2019:	Jan	Feb	Mar	Total	Closed Orders 2019:	Jan	Feb	Mar	Total
Commercial	1,572	1,236	1,490	4,298	Commercial	1,312	929	1,263	3,504
Purchase	16,869	16,963	19,715	53,547	Purchase	9,659	10,401	13,258	33,318
Refinancing	7,584	7,032	8,568	23,184	Refinancing	3,900	4,314	5,029	13,243
Other	521	675	395	1,591	Other	361	340	295	996
Total	26,546	25,906	30,168	82,620	Total	15,232	15,984	19,845	51,061

Opened Orders 2018:	Jan	Feb	Mar	Total	Closed Orders 2018:	Jan	Feb	Mar	Total
Commercial (Note 1)	2,649	2,395	2,395	7,439	Commercial (Note 1)	1,696	1,811	1,888	5,395
Purchase	17,023	17,753	21,715	56,491	Purchase	10,855	10,943	14,883	36,681
Refinancing	7,609	7,287	8,236	23,132	Refinancing	5,129	4,538	5,212	14,879
Other	1,107	944	962	3,013	Other	886	900	1,329	3,115
Total	28,388	28,379	33,308	90,075	Total	18,566	18,192	23,312	60,070

Note 1 – Prior year commercial orders were updated to take into account changes to our domestic order tracking process and the exclusion of international orders. Refer to Appendix B for the updated orders information for the years 2018 and 2017.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	March 31, 2019 (Unaudited)	December 31, 2018
Assets:
Cash and cash equivalents	164,507	192,067
Short-term investments	23,473	22,950
Investments in debt and equity securities, at fair value	627,648	636,017
Receivables – premiums from agencies	29,421	29,032
Receivables – other	51,299	47,044
Allowance for uncollectible amounts	(4,450)	(4,614)
Property and equipment, net	57,192	60,794
Operating lease assets (Note 2)	103,947	-
Title plants, at cost	74,737	74,737
Goodwill	248,890	248,890
Intangible assets, net of amortization	8,518	9,727
Deferred tax assets	4,575	4,575
Other assets	52,553	51,711
	1,442,310	1,372,930
Liabilities:
Notes payable	105,043	108,036
Accounts payable and accrued liabilities	71,621	109,283
Operating lease liabilities (Note 2)	115,307	-
Estimated title losses	454,075	461,560
Deferred tax liabilities	17,360	14,214
	763,406	693,093
Stockholders' equity:
Common Stock and additional paid-in capital	187,139	186,714
Retained earnings	500,335	514,248
Accumulated other comprehensive loss	(11,010)	(24,771)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	673,798	673,525
Noncontrolling interests	5,106	6,312
Total stockholders' equity	678,904	679,837
	1,442,310	1,372,930

Number of shares outstanding (000)	23,699	23,719
Book value per share	28.65	28.66

Note 2 – Beginning in 2019, we adopted the new lease accounting standard which resulted in the balance sheet recognition of assets and liabilities related to our operating leases of office space. Operating lease assets represent the right to use the underlying assets over the corresponding lease terms. This adoption did not result in any impact to our statements of operations and cash flows.

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Quarter Ended:	March 31, 2019			March 31, 2018
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	376,110	14,282	390,392	422,366	11,831	434,197
Investment income	4,724	-	4,724	4,704	-	4,704
Investment and other gains (losses) - net	3,603	(200)	3,403	(1,659)	(12)	(1,671)
	384,437	14,082	398,519	425,411	11,819	437,230
Expenses:
Amounts retained by agencies	176,494	-	176,494	195,207	-	195,207
Employee costs	123,056	6,200	129,256	131,604	7,218	138,822
Other operating expenses	64,427	12,728	77,155	69,171	11,096	80,267
Title losses and related claims	15,686	-	15,686	18,981	-	18,981
Depreciation and amortization	5,153	837	5,990	5,317	917	6,234
Interest	6	1,164	1,164	6	968	974
	384,816	20,929	405,745	420,286	20,199	440,485
(Loss) income before taxes	(379)	(6,847)	(7,226)	5,125	(8,380)	(3,255)

Appendix A
Adjusted revenues and adjusted EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net investment and other gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net investment and other gains and losses and other non-operating costs such as FNF merger expenses and other third-party advisory costs (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter ended March 31, 2019 and 2018 (dollars in millions).

	Quarter Ended March 31,
	2019	2018	Change

Revenues	398.5	437.2
Less: Investment and other (gains) losses	(3.4)	1.7
Adjusted revenues	395.1	438.9	(10)%

Net loss attributable to Stewart	(6.8)	(3.8)
Noncontrolling interests	2.0	1.8
Income taxes	(2.4)	(1.3)
Loss before taxes and noncontrolling interests	(7.2)	(3.3)
FNF merger expenses	2.0	2.3
Other non-operating charges	1.5	-
Investment and other (gains) losses	(3.4)	1.7
Adjusted (loss) income before taxes and noncontrolling interests	(7.1)	0.7
Depreciation and amortization	6.0	6.2
Interest expense	1.2	1.0

Adjusted EBITDA	0.1	7.9	(99)%

Appendix B
Updated 2018 and 2017 Quarterly Order Counts

2018 Closed Orders:	Q1	Q2	Q3	Q4	Total
Commercial	5,395	5,218	4,388	4,628	19,629
Purchase	36,681	49,069	46,041	39,428	171,219
Refinancing	14,879	14,582	13,146	12,379	54,986
Other	3,115	2,536	1,414	1,502	8,567
Total	60,070	71,405	64,989	57,937	254,401

2018 Opened Orders:	Q1	Q2	Q3	Q4	Total
Commercial	7,439	6,171	5,275	5,267	24,152
Purchase	56,491	66,074	58,928	46,294	227,787
Refinancing	23,132	21,615	20,441	18,043	83,231
Other	3,013	2,531	1,825	1,628	8,997
Total	90,075	96,391	86,469	71,232	344,167

2017 Closed Orders:	Q1	Q2	Q3	Q4	Total
Commercial	5,454	6,469	5,799	5,568	23,290
Purchase	40,202	52,362	48,432	43,536	184,532
Refinancing	19,208	16,298	17,965	18,414	71,885
Other	3,198	4,135	2,872	2,318	12,523
Total	68,062	79,264	75,068	69,836	292,230

2017 Opened Orders:	Q1	Q2	Q3	Q4	Total
Commercial	8,945	8,691	8,431	7,866	33,933
Purchase	61,242	67,823	59,679	50,404	239,148
Refinancing	23,456	24,183	27,155	24,196	98,990
Other	4,596	4,423	4,565	4,026	17,610
Total	98,239	105,120	99,830	86,492	389,681

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations (713) 625-8360